Exhibit 99.2 — Press Release

BANCORP OF NEW JERSEY, INC. DECLARES SPECIAL CASH DIVIDEND

December 6, 2017 — Fort Lee, NJ — Bancorp of New Jersey , Inc. (BKJ) (the “Company”) announced today that its Board of Directors approved a special cash dividend of $0.10 per common share payable on December 27, 2017, to stockholders of record as of the close of business on December 19, 2017.

“The Board of Directors is pleased to announce a special cash dividend of $0.10 per common share. Our strategy calls for ongoing reinvestment to support the growth of our business, however from time to time we will look to return capital to our valued shareholders,” said Nancy E. Graves, Bancorp of New Jersey’s President and Chief Executive Officer.  “While we do not expect to resume the payment of a regular quarterly dividend, we do believe that a special dividend is consistent with our sound capital management policies and our commitment to providing a meaningful return to our stockholders.”

About the Company

Founded in 2006, Bancorp of New Jersey is the holding company for Bank of New Jersey, which provides traditional commercial and consumer banking products and services. The Bank’s corporate office is in Englewood Cliffs and currently has 9 branch offices located in Fort Lee, Hackensack, Haworth, Harrington Park, Englewood, Cliffside Park, and Woodcliff Lake. For more information about Bank of New Jersey and its products and services, please visit http://www.bonj.net or call 201-720-3201. If you would like to receive future Bancorp of New Jersey announcements electronically, please email us at shareholder@bonj.net.

Forward-Looking Statements This press release and other statements made from time to time by Bancorp of New Jersey’s management contain express and implied statements relating to our future financial condition, results of operations, credit quality, corporate objectives, and other financial and business matters, which are considered forward-looking statements. These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from those expected or implied by such forward-looking statements. Risks and uncertainties which could cause our actual results to differ materially and adversely from such forward-looking statements are included in our Annual Report on Form 10-K under Item 1a — Risk Factors and in the description of our business under Item 1. Any statements made that are not historical facts should be considered to be forward-looking statements. You should not place undue reliance on any forward-looking statements. We undertake no obligation to update forward-looking statements or to make any public announcement when we consider forward-looking statements to no longer be accurate, whether as a result of new information of future events, except as may be required by applicable law or regulation.

Investor Relations:

The Equity Group Inc.

Fred Buonocore, CFA  212-836-9607

Kevin Towle 212-836-9620